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Exhibit 10.21

CYMER, INC.
REDUCTION IN FORCE SEPARATION BENEFITS PLAN

SECTION 1.    PURPOSE

        This Plan (as defined herein) is designed to provide separation pay and benefits to Eligible Employees (as defined herein) of the Company (as defined herein) pursuant to the terms and conditions set forth in this Plan. The Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA (as defined herein) and shall be interpreted to effectuate this intent. This document shall serve as both a plan document and summary plan description for purposes of Title I of ERISA.

SECTION 2.    EFFECTIVE DATE AND TERM

        Any and all of the Company's policies and practices regarding severance benefits or similar payments upon employment termination or position elimination with respect to Eligible Employees, other than written employment or separation agreements with the Company that provide severance benefits executed prior to the effective date of this Plan, are hereby superseded by this Plan, effective as of April 1, 2001. This plan will remain in effect for the period from April 1, 2001 through March 31, 2002, at which time it shall automatically terminate and cease to be in effect, unless earlier renewed by the Board of Directors of Cymer, Inc.

SECTION 3.    DEFINITIONS

        (a)    "Base Pay"    means the Eligible Employee's wages earned on a weekly basis determined as of the Eligible Employee's Termination Date (as defined herein), excluding bonuses and commissions, and, if paid hourly, is based on the average number of regularly scheduled hours worked per week for the three months preceding the Termination Date.

        (b)    "Board"    means the Board of Directors of Cymer, Inc.

        (c)    "Cause"    means, with respect to a particular Eligible Employee: (i) fraud, misappropriation, embezzlement or other act of misconduct against the Company; (ii) conviction of a felony; (iii) violation of any rules or regulations of any governmental or regulatory body which has an adverse effect on the Company; (iv) a material breach of the terms of the Eligible Employee's employment obligations, or a breach of the Eligible Employee's duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of the Company's affiliates, which has not been approved by the Company; (v) unsatisfactory performance; (vi) violation of state or federal law in connection with the Eligible Employee's performance of his/her job; (vii) a leave of absence exceeding the period allowed by contract, policy or applicable law; or (viii) circumstances beyond the Company's control including, but not limited to, fire, flood, explosion, bombing, earthquake, and civil unrest. Notwithstanding the foregoing, termination of the Eligible Employee's employment due to death or disability shall not be considered termination for Cause.

        (d)    "Committee"    means the Committee of the Board (and any delegatee(s) of such Committee) established by the Board to administer this Plan in accordance with its terms.

        (e)    "Company" means Cymer, Inc. and its subsidiaries.

        (f)    "Comparable Position"    means any position with the Company, regardless of title and responsibilities, that is located within [50] miles of the location at which the Eligible Employee was performing his or her duties immediately prior to his or her Termination Date and the compensation for such position is within fifteen percent (15%) of Eligible Employee's Base Pay as of the Eligible Employee's Termination Date.

        (g)    "Eligible Employee"    means any non-temporary, full-time [or part-time employee] (i.e., working at least 20 hours per week) of the Company (specifically excluding any individual who is not treated by the Company as a common law employee without regard to the characterization or recharacterization of such individual's status by any court or governmental agency), who is paid from the Company's United States payroll and who has been notified by the Company that he or she is subject to Involuntary Termination Without Cause as a result of a Reduction in Force and who has not been offered a Comparable Position with the Company. Employees who do not return to work following a leave of absence prior to a Reduction in Force and/or who begin receiving Long-Term Disability benefits are not eligible for the benefits provided herein.

        (h)    "ERISA"    means the Employee Retirement Income Security Act of 1974, as amended.

        (i)    "Involuntary Termination Without Cause"    means an employee's dismissal or discharge by the Company for a reason other than for Cause. The termination of an employee's employment will not be deemed to be an "Involuntary Termination Without Cause" if such termination either occurs as a result of the employee's death or disability, or is the result of the employee's resignation for any reason (including retirement).

        (j)    "Participant"    means an Eligible Employee who has fulfilled the requirements of Section 4 herein.

        (k)    "Plan"    means this Cymer, Inc. 2000 Separation Benefits Plan, as set forth in this instrument and as amended from time to time.

        (l)    "Reduction in Force"    means the Involuntary Termination without Cause (as defined in the Plan) of the employment of two (2) or more [full-time or part-time] employees of the Company [within a ninety (90) day period] as a result of lack of work, lack of funds, economic slowdowns, technological or structural changes in the Company's operations, or business, operational or other circumstances which necessitate a reduction in the number of employees as a means of ensuring the financial health, efficiency and viability of the Company on a short-term or long-term basis. The determination as to whether a not a Reduction in Force has occurred under particular circumstances shall be made by the Committee in its sole and exclusive discretion.

        (m)    "Service Date"    means the Eligible Employee's first date of employment with the Company or, if rehired by the Company, the adjusted date of employment based on the date of rehire.

        (n)    "Termination Date"    means the date of the Eligible Employee's Involuntary Termination Without Cause.

        (o)    "Years of Service"    means the number of full years (i.e., a period of twelve complete months) of service completed by the Eligible Employee from the Service Date to the Termination Date.

SECTION 4.    DEPARTURE AND ENTITLEMENT PROCEDURE.

        As a condition to receiving the severance benefits described in Section 5, the Eligible Employee must deliver to the Director, Human Resources, or his or her designee an effective Release and return all Company property within five (5) days of the Eligible Employee's Termination Date. The Release is attached hereto as Exhibit A and is incorporated herein by reference. Employees shall receive the Release upon the distribution of this Plan document.

SECTION 5.    PARTICIPATION AND BENEFITS.

          (a)    Severance Benefits.    An Eligible Employee who timely returns the signed Release described in Section 4 and meets the additional departure conditions described in Section 4 shall become a Participant as of the effective date of the Release and the following shall apply.

            (i)    Severance Payments.    The Participant shall receive a [lump-sum] severance payment within [one (1) week (seven days)] of becoming a Participant and the amount of such payment shall be based on the Participant's position level (as designated by the Company) and the Participant's Years of Service as of the Participant's Termination Date as set forth below.

POSITION LEVEL	OUTPLACEMENT SERVICES
Director	4 months Base Salary plus 1 week Base Salary per Year of Service
Manager	2 months Base Salary plus 1 week Base Salary per Year of Service
Senior Level Professional, Individual Contributor	2 months Base Salary plus 1 week Base Salary per Year of Service
Supervisor	1 month Base Salary plus 1 week Base Salary per Year of Service
Exempt or Technical Employee	1 month Base Salary plus 1 week Base Salary per Year of Service
Non-Exempt Employee	1 week Base Salary per Year of Service (minimum 3 weeks Base Salary)

            (ii)    Outplacement Assistance.    The Participant shall be eligible for outplacement assistance provided by a vendor to be chosen by the Company at the Company's sole and exclusive discretion for the applicable period of time based on the Participant's position level (as designated by the Company) and Years of Service as of the Participant's Termination Date as set forth below.

POSITION LEVEL	OUTPLACEMENT SERVICES
Director	3-months
Manager	1-month
Senior Level Professional, Individual Contributor	1-month
Supervisor	2-day workshop
Exempt or Technical Employee	2-day workshop
Non-Exempt Employee	2-day workshop

            (iii)    Medical and Dental Coverage.    The Participant [and any dependents] shall continue to receive the medical and dental coverage in effect as of the Participant's

    Termination Date for a period of four (4) weeks from the Participant's Termination Date and such coverage shall cease as of the last day of the month in which such four week period expires.

        (b)    Voluntary Resignation/Termination for Cause.    Notwithstanding any other provision of the Plan to the contrary, in no event shall an Eligible Employee receive any payment hereunder if his or her termination is for Cause or occurs as a result of his or her death or disability, or is the result of his or her resignation for any reason (including retirement).

        (c)    "At Will" Employment.    No provision of this Plan alters a Participant's "at will" employment status with the Company.

        (d)    Offsets/Withholding.    Notwithstanding any other provision of the Plan to the contrary, severance benefits received pursuant to this Plan shall be subject to offset(s) and withholding as set forth below.

          (i)    All severance benefits under this Plan shall be subject to legal deductions and applicable withholding.

          (ii)  The Company reserves the right to offset the benefits payable under this Plan by any advanced monies the Participant owes the Company.

          (iii) The benefits and amounts payable under this Plan shall be reduced (but not below zero) by any severance pay or benefits to which an Eligible Employee or Participant, as applicable, is or becomes entitled under any other severance pay plan, agreement, policy or arrangement.

          (iv)  There shall be no duplication of benefits under this Plan.

        The Committee shall determine in its sole and exclusive judgment and discretion whether and in what manner the provisions of this subsection 5(d) shall apply.

        (e)    Loss and Reduction of Benefits.    Notwithstanding any other provision of the Plan to the contrary, severance benefits under this Plan shall terminate and/or shall be reduced as set forth below.

          (i)    If an Eligible Employee resigns for any reason prior to his or her Termination Date, then he/she shall not be entitled to any severance benefits hereunder.

          (ii)  If, prior to the date on which the severance payment described in subparagraph 5(a)(i) is paid, an Eligible Employee or Participant, as applicable, is offered a Comparable Position with the Company, then he or she will not receive the benefits described in subparagraph 5(a)(i) irrespective of whether or not he or she accepts such Comparable Position.

          (iii) If, during the period represented by the severance payment described in subparagraph 5(a)(i), a Participant is offered and accepts a position (whether Comparable or not) with the Company, then he or she shall not receive any further severance benefits under this Plan [and must repay the portion of the lump sum representing the unexpired severance benefit payment].

          (iv)  If a Participant receives severance benefits provided hereunder, later accepts a position (whether Comparable or not) with the Company and is subsequently subject to Involuntary Termination Without Cause as a result of a Reduction in Force, then any severance benefits to which such Participant becomes entitled under this Plan or any other severance pay plan, agreement, policy or arrangement shall be reduced by the amount of the severance payment, if any, previously received by such Participant pursuant to subparagraph 5(a)(i) hereunder.

          (v)  If, prior to the date on which the severance payment described in subparagraph 5(a)(i) is paid, it is discovered that an otherwise Eligible Employee or Participant, as applicable, engaged in conduct prior to or following his or her Termination Date which would constitute Cause as defined herein, then severance payments and applicable benefits shall cease immediately and such Eligible Employee or Participant, as applicable, shall no longer be entitled to any benefits hereunder.

        The Committee shall determine in its sole and exclusive judgment and discretion whether and in what manner the provisions of this subsection 5(e) shall apply

        (f)    Limitation on Employee rights.    The Plan shall not give any employee of the Company the right to be retained in the service of the Company or to interfere with or restrict the right of the Company to discharge any employee at any time, for any reason, with or without Cause.

SECTION 6.    ADMINISTRATION AND OPERATION OF THE PLAN

        (a)    Plan Sponsor and Administrator.    The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan (as such terms are defined in ERISA) and shall have responsibility for complying with any reporting and disclosure rules applicable to the Plan under ERISA. In all other respects, except as provided herein, the Plan shall be administered and operated by the Committee and its delegatee(s). The Committee is empowered to construe and interpret the provisions of the Plan and to decide all questions of eligibility for benefits under this Plan and shall make such determinations in its sole and absolute discretion which shall be conclusive and binding upon all persons. The Committee may at any time delegate to any other named person or body, or reassume therefrom, any of its fiduciary responsibilities or administrative duties with respect to this Plan.

          (b)  The members of the Committee shall be the name fiduciaries with respect to this Plan for purposes of Section 402 of ERISA.

          (c)  The Committee may contract with one or more persons including, but without limitation, actuaries, attorneys, accountants and consultants to render advice with regard to any responsibility it has under the Plan.

          (d)  Subject to the limitations of this Plan, the Committee shall from time to time establish such rules for the administration of this Plan as it may deem desirable.

          (e)  The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the members of the Committee and each other fiduciary with respect to this Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary's gross negligence or willful misconduct. A fiduciary shall not be responsible for any breach of responsibility of any other fiduciary except to the extent provided in Section 405 of ERISA.

SECTION 7.    CLAIMS, INQUIRIES AND APPEALS

        (a)    Applications for Benefits and Inquiries.    Except as otherwise provided in this subsection 7(a), no application for benefits is required to receive benefits under this Plan. If an individual believes that he or she has been wrongfully denied any benefits under this Plan, such individual shall submit an application for benefits signed and in writing to: Corporate Human Resources, Cymer, Inc., 16750 Via Del Campo Court, San Diego, California 92127, who shall forward such request to the Committee.

        (b)    Denial of Claims.    If any application for benefits is denied in whole or in part, the Committee must notify the claimant, in writing, of the denial of the application, and of the claimant's right to review of the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Committee needs to complete the review and an explanation of the Plan's review procedure.

          (i)    This written notice will be provided to the claimant within ninety (90) days after the Committee receives the application, unless special circumstances require an extension of time, in which case, the Committee has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period.

          (ii)  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The claimant will then be permitted to appeal the denial in accordance with the review procedure described below.

        (c)    Request for Review.    The claimant (or the claimant's authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Corporate Human Resources, Cymer, Inc., 16750 Via Del Campo Court, San Diego, California 92127, who shall forward such request to the Committee.

          (i)    Any appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Committee will give the claimant (or the claimant's representative) an opportunity to review pertinent documents in preparing a request for a review.

          (ii)  A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant or the claimant's representative feel are pertinent. The Committee may require the claimant or the claimant's representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

          (iii) If the claimant wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, the claimant may be required to do so at the claimant's own expense.

        (d)    Decision on Review.    The Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Committee will give written notice of its decision to the applicant. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Committee's decision is not given within the time prescribed above, the application will be deemed denied on review.

        (e)    Exhaustion of Remedies.    No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Committee that the application is denied (or the application is deemed denied due to the Committee's failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Committee has denied the appeal (or the appeal is deemed to be denied due to the Committee's failure to take any action on the claim within the time prescribed).

SECTION 8.    BASIS OF PAYMENTS TO AND FROM THE PLAN

        All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 9.    AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate this Plan at any time; provided, however, that no amendment or termination shall diminish benefits to which a Participant is currently entitled under this Plan. Any termination, modification or other amendment of the Plan shall be only in writing and signed by the President and Chief Operating Officer, Cymer, Inc..

SECTION 10.    NON-ALIENATION OF BENEFITS

        No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 11.    LEGAL CONSTRUCTION

        This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California.

SECTION 12.    OTHER PLAN INFORMATION

        Plan Identification Number: The Plan ID #501

        Employer Identification Number: 33-0175463

        Ending of the Plan's Fiscal Year: December 31.

        Agent for the Service of Legal Process: The Plan's agent for service of legal process is: Sr. Vice President, Human Resources, Cymer, Inc., 16750 Via Del Campo Court, San Diego, California 92127.

SECTION 13.    STATEMENT OF ERISA RIGHTS AND DUTIES

        (a)    Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA, including the right to:

          (i)    Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

          (ii)  Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

          (iii) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

        (b)    In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.

        (c)    No one, including the Company or any other person, may fire any person or otherwise discriminate against him or her in any way to prevent him or her from obtaining a Plan benefit or exercising rights under ERISA. If a claim for a Plan benefit is denied in whole or in part, the claimant must receive a written explanation of the reason for the denial. A claimant has the right to have the Plan review and reconsider his or her claim.

        (d)    Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee request materials from the Plan and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an employee has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If he or she is successful, the court may order the person sued to pay these costs and fees. If he or she is unsuccessful, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.

        (e)    If an employee has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

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CYMER, INC. REDUCTION IN FORCE SEPARATION BENEFITS PLAN